Exhibit 99.1

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

www.cedc.com

Ul. Bobrowiecka 6	3000 Atrium Way, Suite 265
02-728 Warsaw, Poland	Mt. Laurel, NJ 08054
Telephone: 48-22-488-3400	Telephone: (856) 273-6980
Fax: 48-22-488-3410	Fax: (856) 273-6996

November 21, 2012

Dear Dr. Kaufman,

This letter is in response to your letters to the Board of Directors and Special Committee dated November 14 and 19, 2012. Your November 14th letter follows conveniently from, and less than 24 hours following, a letter written by Russian Standard and before you had any input from the Special Committee, and your November 19th letter offers no meaningful proposal.

Before we set the record straight regarding very important errors and omissions in your letters and address your board seat demands, we want to emphasize three points: first, the Special Committee is not interested in entrenchment or longevity; second, the Special Committee of CEDC is committed to the interests of all CEDC stakeholders; and third, if Russian Standard wants total control of CEDC to the exclusion of other stakeholders, Russian Standard should make an offer to buy the Company or step up with a definitive and binding offer to help the Company through its financing issues.

Your Request to Join the CEDC Board.

A number of us have had an opportunity to interact with you during the last several months when you were on CEDC’s Russia Oversight Committee. As a result of that interaction, when the Nominating and Corporate Governance Committee was putting together its slate for the annual meeting in October of this year, it had the benefit of making an assessment of your qualifications based on first-hand knowledge. After careful deliberation, the Nominating and Corporate Governance Committee voted to recommend to the CEDC Board that you not be included on the slate. Following the Nominating and Corporate Governance Committee’s recommendation, the Board voted unanimously (including our Chairman, Mr. Tariko, and Russian Standard’s other two designees) in favor of a slate that did not include you. As these deliberations were taking place, you called the Vice Chairman to remove your name from consideration. These are the facts and this is the chronology of events on this issue. We believe that they should not have been ignored by you in your letter or your SEC filing.

You were an accomplished executive and owner of the Whitehall spirits business in Russia that was sold to CEDC – that does not necessarily make you an ideal candidate to be an independent director of CEDC at this time. That was the judgment of the Nominating Committee, the Special Committee, and the Board (including our Chairman, Mr. Tariko), and we would ask you to respect that judgment.

Your Contribution to CEDC in Russia.

Despite your claims to the contrary, CEDC has actively engaged with you and other principal shareholders over the past year, welcoming all meaningful assistance available to it during this difficult time. To this end, we welcomed your executive expertise at various times over the last year. For instance, when Russian Standard insisted that CEDC demand the resignation of its CEO in the wake of the accounting restatement issues last June, we turned to you as an advisor to help our Russian business and you joined the Russia Oversight Committee. In addition, as you know, the interim CEO has considered inviting you to participate more actively to help CEDC with the Whitehall business, and the interim CEO and the Special Committee have proposed to the interim President, Mr. Tariko, that he consider asking you to take executive responsibility for Whitehall. It seems odd to us that you have been silent on this topic and that you chose not to reference this in your letter or in your SEC filing. It is also something that we have mentioned several times to Mr. Tariko as interim President of CEDC but thus far he appears not to be willing to take this idea forward.

CEDC could benefit from your help in Russia with the Whitehall business and we encourage you and our interim President to decide the best way that we can take advantage of your strengths.

Bringing Russian Standard Back to the Table.

You are rightly concerned about CEDC’s share price performance and the lack of progress in securing the Russian Standard funding commitments. We share your concern and your frustration. Indeed, we ask you to help us to either bring Russian Standard back to the table or support CEDC as it considers its alternatives.

Permanent CEO and Permanent CFO.

You profess to be concerned about CEDC and the search for a permanent CEO and a permanent CFO – so are we. However, despite our efforts, the reality is that our interim President, for all his promises about his extensive network of contacts, has not put forward a single candidate from outside the Company. We would welcome your recommendations in the search process, and we would encourage you to invite Russian Standard to do the same.

Annual Meeting of Shareholders.

In your letters you have, in essence, called for a special meeting of shareholders, which requires compliance with the rules and regulations applicable to a US public company. Like you, we are eager to hold a general meeting of shareholders and facilitate further dialogue. As you know, we intend to have our Annual Meeting as soon as the SEC finalizes its review of our preliminary proxy statement. Unfortunately, your letters and the Russian Standard letter, and some of the troubling issues about your and their conduct that they raise, may complicate SEC review. We are, however, committed to holding an Annual Meeting of shareholders as soon as the regulators allow us to and that will be an appropriate forum for shareholder discussions.

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In conclusion, we would like to reiterate our commitment to CEDC and all stakeholders. You will have seen our action plan and our pledge in our open letter to shareholders and bondholders and we ask you to support us, in particular in re-engaging with Russian Standard.

Sincerely,

The Special Committee

N. Scott Fine (Vice-Chairman of the Board)

David Bailey (Director and Interim CEO)

Marek Forysiak (Director)

Robert Koch (Director)

Markus Sieger (Director)

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